Exhibit 10.2

ADDENDUM  NUMBER  ONE

Prospect Review Non-competition and Confidentiality Agreement

East Slope Prospect

This Addendum Number One is attached to and made a part of that certain Prospect Review Non-competition and Confidentiality Agreement dated May 13, 2005, signed by Chet Pohle, Brian Hirst, Randall Metz, Daybreak Mines, Inc. (Robert Martin), and Cal-Star Energy, Inc and Canadian Energy Capital, Inc. (Hans Heumann) referred to in the agreement as the “East Slope Prospect.”

WHEREAS, Daybreak, Cal-Star and Canadian, Metz, Hirst, and Pohle desire to clarify the above referenced Agreement with respect to the overriding royalty interest to be paid by Daybreak, Cal-Star and Canadian to Metz, Hirst, and Pohle, especially in light of the possible purchase of wells or fields capable of production by Daybreak, Cal-Star, and Canadian;

THEREFORE, within the Area of Mutual Interest (AMI) as defined by the above referenced Agreement, METZ, Hirst, and Pohle shall be paid an overriding royalty interest of 3% (three percent) of eight eighths (8/8ths) of any production of hydrocarbons which is more specifically defined as follows:

1.

The overriding royalty interest shall be paid on all new pool discoveries, new or deeper zones in existing fields or wells, and on field or pool offset or extensions 330 feet from existing production or past production which are found by geologic investigation or geophysical (including 2D or 3D seismic data). Field or pool offset extensions may include but are not limited to extension of existing producing zones due to geologic or geophysical investigation; separate fault blocks; lithologic changes; or other such matters as may result in new and additional production.

2.

The overriding royalty interest shall not be paid on infill wells, the re-work of wells on existing zones of production, the recompletion of existing behind pipe reserves, or the enhanced production from existing producing zones using advanced techniques. The overriding royalty interest shall not be paid on existing production from fields or wells which may from time to time be purchased by Daybreak, Cal-Star, or Canadian, which wells or fields fall within the defined Area of Mutual Interest (as described more particularly in paragraph 1 above and paragraph 3 below).

3.

Established or existing reserves are defined as wells capable of production or currently producing from specific zones or wells that have produced commercial hydrocarbons from specific zones in the past that may not currently be producing, but may produce after re-activation as a result of re-work, or the application of modern engineering techniques. Enhanced recovery from current or past producing zones, infill wells within the field, and extensions within 330 feet (2.5 acre spacing) are not subject to the payment of an overriding royalty interest by Daybreak, Cal-Star, And Canadian to Metz, Hirst, and Pohle, unless such new pool discovery is found, developed, and described by seismic data within 330 feet.

4.

From time to time, by agreement in writing by all parties, the Area of Mutual Interest may be modified.

5.

This Addendum Number One shall serve as notice from Daybreak, Cal-Star, and Canadian to Metz, Hirst, and Pohle, of acceptance of the East Slope Prospect. Daybreak Mines or its nominee will participate as to a 50% (fifty percent) working interest in the East Slope Prospect Joint Venture, and Cal-Star and Canadian or its nominee will participate as to a 50% (fifty percent) working interest in the East Slope Prospect Joint Venture.

6.

Daybreak, Cal-Star and Canadian agree to send funds in the amount of $25,000 (twenty-five thousand dollars) payable to Arabella Enterprises located at 15820 Arabella Avenue, Bakersfield, CA 93314. Arabella Enterprises will distribute finds between Metz, Hirst, and Pohle according to a separate agreement.

7.

Any work required of Metz, Hirst, and Pohle by Daybreak, Cal-Star, and Canadian, which is not directly related to the generation of prospects (for example field studies, property evaluations, infill field development work) shall be specifically directed by Daybreak, Cal-Star, and Canadian, shall be charged at prevailing consulting rates. Further, certain expenses, approved in advance by Daybreak, Cal-Star, and Canadian, shall be reimbursed to Metz, Hirst, and Pohle (such as travel expenses, production data, reproduction charges, data purchases, etc.).

Agreed To As Indicated By Signature And Date Below:

 /s/  Chet Pohle     July 8, 2005

 /s/ Robert Martin, President_____July 8, 2005

Chet Pohle              Date

Daybreak Mines (Robert Martin)            Date

 /s/ Randall Metz   July 8, 2005

 /s/ Hans Heumann____________July 8, 2005

Randall Metz           Date

Cal-Star & Canadian (Hans Heumann)   Date

 /s/ Brian Hirst___July 8, 2005_______

Brian Hirst              Date